Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 14, 2009, the Company completed the purchase of substantially all of the assets and related operations of PayMode from Bank of America (the “Bank”).  PayMode facilitates the electronic exchange of payments and invoices between organizations and their suppliers, and is operated as a Software as a Service (SaaS) offering.  There are currently in excess of 90,000 vendors participating in the PayMode network.  As a result of the acquisition, the Company acquired the PayMode electronic payments business, including the vendor network, application software, intellectual property rights and other assets, properties and rights used exclusively or primarily in the PayMode business. As purchase consideration, the Company paid the Bank cash of $17.0 million and issued the Bank a warrant to purchase 1,000,000 shares of common stock of the Company at an exercise price of $8.50 per share.

The unaudited pro forma condensed combined balance sheet as of June 30, 2009 was prepared as if the acquisition had occurred on that date and combines the historical consolidated balance sheet of the Company with the unaudited statement of assets sold of PayMode as of June 30, 2009.  The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2009 was prepared as if the acquisition had occurred at the beginning of that annual period and combines the historical consolidated statements of operations of the Company with the unaudited historical consolidated statements of revenues and direct expenses of PayMode for the twelve months ended June 30, 2009.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only, to show the effect of the combination of the Company and PayMode on a historical basis. These financial statements do not purport to be indicative of the financial position or results of operations that would have actually occurred had the business combination been in effect at those dates, in particular because the historical financial statements of PayMode exclude certain operating expenses, nor do they project the expected results of operations or financial position for any future period or date.

The unaudited pro forma condensed combined financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. The purchase price allocation is not finalized, as the Company is still in the process of finalizing its estimates of fair value for property, equipment and intangible assets acquired. Accordingly, the Company has prepared the pro forma adjustments based on assumptions that it believes are reasonable but that are subject to change as additional information becomes available and the preliminary purchase price allocation is finalized.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 30, 2009
(in thousands)

	Historical Bottomline	Historical PayMode	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and marketable securities	$50,303		$(17,000)	(A)	$33,303
Accounts receivable, net	23,118				23,118
Other current assets	5,531	$36	1,352	(B)	6,919
Total current assets	78,952	36	(15,648)		63,340
Property and equipment, net	10,106	523	4,602	(B)	15,231
Intangible assets, net	89,589		21,040	(C)	110,629
Other assets	4,504				4,504
Total assets	$183,151	$559	$9,994		$193,704

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,955				$5,955
Accrued expenses	9,290		$436	(D)	9,726
Deferred revenue	33,029				33,029
Total current liabilities	48,274		436		48,710
Deferred revenue, non current	10,213				10,213
Deferred income taxes	2,263				2,263
Other liabilities	1,852				1,852
Total liabilities	62,602		436		63,038
Stockholders' equity:
Common stock	27				27
Additional paid-in-capital	287,082		10,520	(E)	297,602
Accumulated other comprehensive loss	(4,920)				(4,920)
Treasury stock	(24,360)				(24,360)
Accumulated deficit	(137,280)		(403)	(D)	(137,683)
Other equity		$559	(559)	(F)	----
Total stockholders' equity	120,549	559	9,558		130,666
Total liabilities and stockholders' equity	$183,151	$559	$9,994		$193,704

See accompanying notes

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 2009
(in thousands except per share amounts)

	Historical Bottomline	Historical PayMode	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Software licenses	$13,309				$13,309
Subscriptions and transactions	31,196	$12,718	$(6,954)	(G)	36,960
Service and maintenance	84,220				84,220
Equipment and supplies	9,289				9,289
Total revenues	138,014	12,718	(6,954)		143,778
Cost of revenues:
Software licenses	821				821
Subscriptions and transactions	15,045	8,617	1,485	(H)	25,147
Service and maintenance	38,100				38,100
Equipment and supplies	6,875				6,875
Total cost of revenues	60,841	8,617	1,485		70,943
Operating expenses:
Selling, general and administrative	53,432	975	150	(H)	54,557
Product development and engineering	20,096		51	(H)	20,147
Amortization of intangible assets	15,563		1,869	(I)	17,432
Total operating expenses	89,091	975	2,070		92,136
Income (loss) from operations	(11,918)	3,126	(10,509)		(19,301)
Other, net	443		(291)	(J)	152
Income (loss) before provision (benefit) for income taxes	(11,475)	3,126	(10,800)		(19,149)
Provision (benefit) for income taxes	813		(382)	(K)	431
Net income (loss)	$(12,288)	$3,126	$(10,418)		$(19,580)

Basic and diluted net loss per common share	$(0.51)				$(0.81)

Shares used in computing basic and diluted net loss per share	24,044				24,044	(L)

See accompanying notes

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Pro Forma Adjustments (dollar amounts in thousands):

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record cash paid by the Company to Bank of America as purchase consideration for PayMode.

(B)
To record the preliminary fair value adjustments to certain assets acquired in connection with the PayMode acquisition.  The Company has not finalized its estimates of fair value for certain property, equipment and software acquired.  Accordingly, these values are subject to change in the final purchase price allocation.

(C)	To reflect the estimated net increase in intangible assets arising in the PayMode acquisition, as follows:

Customer related intangible assets	$9,349
Core technology	7,648
Tradename	1,038
Below market lease	624
Goodwill	2,381
$21,040

The Company has not finalized its estimates of fair value for intangible assets, accordingly these values are subject to change in the final purchase price allocation.

(D)
To record adjustment for acquisition related costs ($403) which relate principally to accounting and legal fees and to record the fair value of certain accrued vacation liabilities ($33) assumed by the Company in the acquisition.  The acquisition related costs are expensed as incurred and as such, for purposes of this pro-forma presentation, increase the Company’s accumulated deficit as of June 30, 2009.

(E)
To record the value of the warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $8.50 per share.  The warrant was issued to Bank of America as purchase consideration for PayMode and was exercisable upon issuance.  The warrants were valued using a Black-Scholes valuation model that used the following inputs:

Dividend yield	0%
Expected term	10 years
Risk free interest rate	3.42%
Volatility	78%

The expected term of ten years equates to the contractual life of the warrants.  Volatility was based on the Company’s actual stock price over a ten year historical period.

(F)	To eliminate historical equity of PayMode.

The following pro-forma adjustments are included in the unaudited pro-forma condensed combined statement of operations:

(G)
To eliminate revenue earned by PayMode from interest income allocated to PayMode through Bank of America’s intercompany fund transfer process since, in general terms, the Company will not be eligible to earn revenues in this manner.

(H)
To record depreciation and amortization expense associated with equipment and software acquired in the PayMode acquisition.  These amounts are based on the Company’s preliminary estimates of fair value of the assets acquired, which are not finalized and may change in the final purchase price allocation.

(I)
To record amortization expense related to intangible assets arising in the PayMode acquisition, the valuations for which are not finalized and may change in the final purchase price allocation.  For purposes of the pro-forma adjustments presented, the Company has used the following estimated lives (in years):

Customer related intangible assets	17
Core technology	7
Tradename	17
Below market lease	10

Estimated amortization expense for subsequent fiscal years ending June 30, based on these preliminary intangible asset values, is as follows:

(in thousands)
2010	$2,036
2011	2,023
2012	1,993
2013	1,672
2014	1,551
2015 and thereafter	7,515

(J)
To record a reduction in interest income as a result of cash paid by the Company to acquire PayMode.  The pro-forma impact on interest income assumes a 1.71% interest yield, which was the Company’s yield on interest bearing cash accounts during fiscal 2009.

(K)
To record the estimated tax impact of the historical PayMode operations and the pro-forma adjustments.  The overall reduction in tax expense arises from a decrease in the utilization of certain of the Company’s acquired net operating losses (the utilization of which had been previously charged to income tax expense) and a reduction in alternative minimum tax, offset in part by tax expense associated with PayMode goodwill that is deductible for tax purposes but not expensed for financial reporting purposes.  The entry is based on the actual effective tax rate for the Company’s US operations for fiscal year 2009.

(L)	The warrants issued as purchase consideration for PayMode were excluded from the shares used in calculating diluted earnings per share since their effect would have been anti-dilutive.